Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Fiscal 2011 Second Quarter Highlights

•	Fiscal second quarter net income increased 65%, to $4.8 million, compared with $2.9 million in the same quarter of the prior year.

•	Earnings per share were $0.07 per share for the quarter, compared with $0.04 per share in the same quarter of the prior year.

•	Fiscal second quarter revenue of $51.1 million was up 8% compared with the same quarter of the prior year.

•	Outside Plant Systems division operating profit for the quarter rose 45% on a 24% increase in revenue, compared with the prior year.

•	The Customer Networking Solutions division generated positive operating income.

•	Cash and cash equivalents increased by $8.3 million during the quarter, to $70.1 million.

Westell Technologies Reports Earnings Up 65%

AURORA, IL, October 20, 2010 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced results for its fiscal 2011 second quarter ended September 30, 2010. Total revenue for the quarter was $51.1 million, up 8% from $47.4 million in the fiscal second quarter of the prior year. Net income during the quarter was $4.8 million, or $0.07 per diluted share, compared to net income of $2.9 million, or $0.04 per diluted share, in the same quarter of the prior year. This is an increase of $1.9 million, or 65%. Total cash and cash equivalents were $70.1 million at September 30, 2010, up $8.3 million during the quarter.

“We are very pleased to be reporting increases in revenues and earnings, along with very strong cash flow,” said Chairman and CEO Rick Gilbert. “This demonstrates excellent execution and progress across the entire company.”

Fiscal Second Quarter Division and Consolidated Results

The Customer Networking Solutions (CNS) division reported revenue of $24.6 million in the second quarter of fiscal 2011, up 2% compared to $24.0 million in the same quarter of the prior year. VersaLink gateway product revenue increased in the current quarter compared to the same quarter of the prior year, on broad and robust customer demand, while revenue from modems decreased. UltraLine Series3 revenues of $5.6 million in the quarter were approximately the same as in the prior-year quarter. There were no material software-project revenues during the fiscal second quarter of 2011. CNS gross profit decreased by $0.2 million, with gross margin decreasing to 16.3%, compared with 17.5% in the prior-year quarter. Operating expenses dropped by $0.6 million, compared with the prior-year quarter. This decrease occurred in spite of increased investment in the HomeCloud initiative. As a result, the CNS results improved to operating income of $0.2 million for the second quarter of fiscal 2011, compared with an operating loss of $0.2 million in the same quarter of the prior year.

Revenue in the Outside Plant Systems (OSP) division was $16.1 million in the quarter, up 24% compared to $13.0 million in the same quarter of the prior year. OSP revenue continues to benefit from strong demand for its products that service the market for backhaul of cellular traffic. Fiscal 2011 second quarter gross profit increased by $1.8 million, or 34%, as a result of increased sales. Gross margins were 45.5%, compared with 42.0% in the prior-year quarter. Operating expenses increased $0.5 million, reflecting both increased activity and OSP’s ongoing development of new Ethernet-based products for the cellular backhaul market. The resulting operating income for OSP was $4.3 million, up $1.3 million versus the same quarter of the prior year.

Conference Plus (CP) revenue was up slightly to $10.4 million in the quarter, compared to $10.3 million in the same quarter of the prior year. Gross profit increased by $0.2 million on better gross margins, and operating expenses were $0.1 million higher. Operating income of $1.1 million therefore improved by $0.1 million, versus the same quarter of the prior year.

On a consolidated basis, fiscal second quarter revenue of $51.1 million was up 8%, or $3.7 million, compared with $47.4 million in the same quarter of the prior year. Gross profit increased $1.9 million, and gross margins were 32.3%, compared with 30.8% in the same quarter of the prior year. Operating expenses were essentially unchanged at $11.5 million. The gross profit improvement therefore translated to a $1.9 million increase in consolidated net income, which was $4.8 million, compared with $2.9 million in the same quarter of the prior year.

“With Outside Plant leading the way, all three of our divisions produced increases in both revenues and operating profits this quarter, compared with the prior-year quarter,” said Chairman and CEO Rick Gilbert. “This is another outstanding quarter for Westell.”

Conference Call Information

Management will address financial and business results during Westell’s fiscal second quarter 2011 earnings conference call on Thursday, October 21, at 9:00 AM Eastern Time. Conference Plus, Inc. (ConferencePlus®), a Westell subsidiary, will manage Westell’s earnings conference call using its EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell.

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference call on October 21, he or she can press *0 for support.

If a participant does not wish to register, he or she can participate in the call on October 21, by dialing ConferencePlus at 1-888-206-4073 no later than 8:45 AM, Eastern Time and using confirmation number 28061243. International participants may dial 1-847-413-9014. Westell’s press release on earnings and related information that may be discussed on the earnings conference will be posted on the Investor Relations’ section of Westell’s website, http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay following the conclusion of the conference until the fiscal third quarter results are released. The replay of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 7702527#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband customer-premises equipment, digital transmission, remote monitoring, power distribution and demarcation products used by telephone companies and other telecommunications service providers. Conference Plus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “plan”, “should”, or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, a further economic weakness in the United States economy and telecommunications market, the impact of competitive products or technologies, competitive pricing pressures, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), retention of key personnel and other risks more fully described in the Company’s SEC filings, including the Company’s Form 10-K for the fiscal year ended March 31, 2010 under the section entitled Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.

Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Six Months ended September 30,
	2010	2009	2010	2009
Revenue	$51,068	$47,353	$92,326	$100,866
Gross profit	16,478	14,572	32,093	29,779
Gross margin	32.3%	30.8%	34.8%	29.5%
Operating expenses:
Sales & marketing	4,671	4,458	9,159	9,396
Research & development	3,464	3,390	7,002	7,077
General & administrative	3,249	3,580	6,598	7,352
Restructuring	—	—	—	609 (1)
Intangibles amortization	163	160	326	317

Total operating expenses	11,547	11,588	23,085	24,751

Operating income	4,931	2,984	9,008	5,028
Other income	(28)	(20)	25	71
Interest (expense)	(2)	(2)	(3)	(4)

Income before taxes	4,901	2,962	9,030	5,095

Income taxes	(138)	(75)	335	(230)

Net income	$4,763	$2,887	$9,365	$4,865

Net income per common share:
Basic	$0.07	$0.04	$0.14	$0.07
Diluted	$0.07	$0.04	$0.14	$0.07

Average number of common shares outstanding:
Basic	67,202	68,374	67,285	68,365
Diluted	68,487	69,069	68,321	68,858

(1)	The Company terminated approximately 50 employees primarily in the CNS and ConferencePlus segments as a cost reduction action in the first quarter of fiscal 2010.

Westell Technologies, Inc.

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	Sept. 30,	March 31,
	2010	2010
Assets:
Cash and cash equivalents	$70,075	$61,315
Accounts receivable, net	24,789	17,683
Inventories	17,690	21,258
Prepaids and other current assets	3,899	4,276

Total current assets	116,453	104,532

Property and equipment, net	3,878	4,665
Goodwill	2,151	2,162
Intangibles, net	3,713	4,063
Deferred income taxes and other assets	6,137	6,412

Total assets	$132,332	$121,834

Liabilities and Stockholders' Equity:
Accounts payable	$17,359	$15,195
Accrued liabilities	8,184	9,203
Deferred revenue	1,160	860

Total current liabilities	26,703	25,258
Deferred revenue, long-term	137	174
Other long-term liabilities	7,847	8,671

Total liabilities	34,687	34,103
Total stockholders' equity	97,645	87,731

Total liabilities and stockholders' equity	$132,332	$121,834

Westell Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months ended Sept. 30,
	2010	2009
Cash flows from operating activities:
Net income	$9,365	$4,865
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,427	1,967
Stock-based compensation	580	287
Restructuring	—	609
Other, net	(8)	(175)
Changes in assets and liabilities:
Accounts receivable	(7,100)	2,329
Inventory	3,551	2,650
Accounts payable and accrued liabilities	848	(5,528)
Deferred revenue	263	(1,698)
Prepaid and other current assets	376	2,515
Other	48	650

Net cash provided by (used in) operating activities	9,350	8,471

Cash flows from investing activities:
Purchases of property and equipment	(359)	(769)

Net cash (used in) provided by investing activities	(359)	(769)

Cash flows from financing activities:
Borrowing (repayment) of debt and leases payable	—	(29)
Proceeds from stock options exercised	314	—
Purchase of treasury stock	(555)	—

Net cash (used in) provided by financing activities	(241)	(29)

Effect of exchange rate changes on cash	10	205

Net increase in cash	8,760	7,878

Cash and cash equivalents, beginning of period	61,315	46,058

Cash and cash equivalents, end of period	$70,075	$53,936

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Three months ended September 30, 2010
	CNS	OSP	CP	Unallocated	Total
Revenue	$24,598	$16,117	$10,353	$—	$51,068
Gross profit	4,009	7,326	5,143	—	16,478
Gross margin	16.3%	45.5%	49.7%		32.3%
Operating expenses:
Sales & marketing	1,267	1,509	1,895	—	4,671
Research & development	1,902	921	641	—	3,464
General & administrative	688	455	1,438	668	3,249
Restructuring	—	—	—	—	—
Intangibles amortization	1	134	28	—	163

Operating expenses (1)	3,858	3,019	4,002	668	11,547

Operating income (loss)	151	4,307	1,141	(668)	4,931
Other income	—	—	—	(28)	(28)
Interest (expense)	—	—	—	(2)	(2)
Income taxes	—	—	—	(138)	(138)

Net income (loss)	$151	$4,307	$1,141	$(836)	$4,763

	Three months ended September 30, 2009
	CNS	OSP	CP	Unallocated	Total
Revenue	$24,002	$13,049	$10,302	—	$47,353
Gross profit	4,189	5,481	4,902	—	14,572
Gross margin	17.5%	42.0%	47.6%		30.8%
Operating expenses:
Sales & marketing	1,357	1,255	1,846	—	4,458
Research & development	2,238	598	554	—	3,390
General & administrative	842	533	1,453	752	3,580
Restructuring	—	—	—	—	—
Intangibles amortization	—	132	28	—	160

Operating expenses (2)	4,437	2,518	3,881	752	11,588

Operating income (loss)	(248)	2,963	1,021	(752)	2,984
Other income	—	—	—	(20)	(20)
Interest (expense)	—	—	—	(2)	(2)
Income taxes	—	—	—	(75)	(75)

Net income (loss)	$(248)	$2,963	$1,021	$(849)	$2,887

(1)	Includes $0.1 million, $0.2 million and $0.4 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.
(2)	Includes $0.3 million, $0.3 million and $0.4 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Six months ended September 30, 2010
	CNS	OSP	CP	Unallocated	Total

Revenue	$39,620	$31,841	$20,865	$—	$92,326
Gross profit	7,599	14,237	10,257	—	32,093
Gross margin	19.2%	44.7%	49.2%		34.8%

Operating expenses:
Sales & marketing	2,579	2,950	3,630	—	9,159
Research & development	3,876	1,902	1,224	—	7,002
General & administrative	1,428	1,093	2,797	1,280	6,598
Restructuring	—	—	—	—	—
Intangibles amortization	2	268	56	—	326

Operating expenses (1)	7,885	6,213	7,707	1,280	23,085

Operating income (loss)	(286)	8,024	2,550	(1,280)	9,008
Other income	—	—	—	25	25
Interest (expense)	—	—	—	(3)	(3)
Income taxes	—	—	—	335	335

Net income (loss)	$(286)	$8,024	$2,550	$(923)	$9,365

	Six months ended September 30, 2009
	CNS	OSP	CP	Unallocated	Total

Revenue	$52,626	$26,825	$21,415	—	$100,866
Gross profit	7,953	11,475	10,351	—	29,779
Gross margin	15.1%	42.8%	48.3%		29.5%
Operating expenses:
Sales & marketing	2,909	2,531	3,956	—	9,396
Research & development	4,766	1,188	1,123	—	7,077
General & administrative	1,661	1,068	3,110	1,513	7,352
Restructuring	414	46	149	—	609
Intangibles amortization	—	261	56	—	317

Operating expenses (2)	9,750	5,094	8,394	1,513	24,751

Operating income (loss)	(1,797)	6,381	1,957	(1,513)	5,028
Other income	—	—	—	71	71
Interest (expense)	—	—	—	(4)	(4)
Income taxes	—	—	—	(230)	(230)

Net income (loss)	$(1,797)	$6,381	$1,957	$(1,676)	$4,865

(1)	Includes $0.3 million , $0.4 million and $0.7 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.
(2)	Includes $0.7 million, $0.5 million and $0.7 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.